Exhibit 99.2

Updates from Autoliv’s December 2015 Board of Directors meeting

(Stockholm, Sweden, December 18, 2015) – – –The Board of Directors of the worldwide leader in automotive safety systems, Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb), today declared a dividend for the first quarter 2016, elected a new Director to the board and proposed a date for the 2016 annual general meeting of stockholders.

Quarterly Dividend

The Board declared a quarterly dividend of 56 cents per share for the first quarter 2016.

The dividend will be payable on Thursday, March 3, 2016 to Autoliv shareholders on record on the close of business on Thursday, February 18. The ex-date will be Tuesday, February 16 for holders of the common stock listed on the New York Stock Exchange (NYSE) and Wednesday, February 17 for holders of Swedish Depository Receipts (SDRs) listed on the NASDAQ OMX, Stockholm.

New Director

The Board has elected Dr. Wolfgang Ziebart as a new member to the Board of Directors. Dr. Ziebart was previously a member of Autoliv’s Board of Directors in the period from 2008 to 2013, at which point he left to focus on a management position with Jaguar Land Rover.

Dr. Ziebart has had a distinguished career within BMW beginning in 1977 which took him to the Board of Management, where he was responsible for R&D and Purchasing. In 2000, he became a Member of the Management Board of Continental AG, a major automotive supplier listed on the Frankfurt Stock Exchange. Between 2004 and 2008, he was President and CEO of Infineon Technologies AG, a global semiconductor and system solutions provider listed on the Frankfurt Stock Exchange. Dr. Ziebart serves on the Board of Directors of ASML and is the Chairman of the Supervisory Board of Nordex SE. Dr. Ziebart holds a doctorate degree in mechanical engineering from the Technical University of Munich.

“I am pleased to welcome Wolfgang Ziebart back to Autoliv’s Board of Directors. His long experience and deep knowledge of electronics and the automotive industry will be a valuable asset for Autoliv’s continued development”, said Jan Carlson, Chairman, President and CEO of Autoliv.

Annual Meeting of Stockholders

The Board of Directors has proposed Tuesday May 10, 2016 as the date for the Annual General Meeting of Stockholders to be held in Chicago, IL, USA.

Only stockholders of record at the close of business on March 14, 2016 will be entitled to be present and vote at the 2016 Annual Meeting. Notice of the 2016 Annual Meeting will be delivered to the holders of record in late March 2016.

Inquiries:

Thomas Jönsson, Global Vice President Communications	Tel +46 (8) 58 72 06 27

Autoliv Inc.	Autoliv North America
Vasagatan 11, 7th floor	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (8) 58 72 06 27	Tel +1 (248) 794 4537
e-mail: thomas.jonsson@autoliv.com	e-mail: ray.pekar@autoliv.com

About Autoliv

Autoliv, Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has more than 80 facilities with more than 60,000 employees in 28 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2014 amounted to US $9.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIVsdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in global light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions, changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers, our ability to be awarded new business; product liability, warranty and recall claims and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation (including securities litigation) relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

Autoliv Inc. Vasagatan 11, 7th floor P. O. Box 703 81, SE-107 24 Stockholm, Sweden Tel +46 (8) 58 72 06 27 e-mail: thomas.jonsson@autoliv.com	Autoliv North America 26545 American Drive Southfield, MI 48034, USA Tel +1 (248) 794 4537 e-mail: ray.pekar@autoliv.com